EXHIBIT 16.1
August 2, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 28, 2021, of RenaissanceRe Holdings Ltd. and are in agreement with the statements contained in the third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Ltd.